UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 23, 2019

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31918 (Commission File Number)	04-3072298 (I.R.S. Employer Identification No.)

505 Eagleview Blvd., Suite 212
Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 348-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IDRA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Private Placement

On December 23, 2019, Idera Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with institutional investors named therein (the “Purchasers”), providing for a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company has issued and sold shares of the Company’s Series B1 Convertible Preferred Stock, par value $0.01 per share (the “Series B1 Preferred Stock”), and warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for aggregate gross proceeds of approximately $3.9 million (the “Transaction”). Pursuant to the Securities Purchase Agreement, the Company has also agreed to issue and sell to the Purchasers, at their option and subject to certain conditions (including the approval by the Company’s shareholders of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the Company’s authorized shares of Common Stock), shares of the Company’s Series B2 Convertible Preferred Stock, par value $0.01 per share (“Series B2 Preferred Stock”), Series B3 Convertible Preferred Stock, par value $0.01 per share (“Series B3 Preferred Stock”), and Series B4 Convertible Preferred Stock, par value $0.01 per share (“Series B4 Preferred Stock” and, together with the Series B1 Preferred Stock, Series B2 Preferred Stock and Series B3 Preferred Stock, the “Series B Preferred Stock”), and Warrants to purchase Common Stock, for aggregate gross proceeds of up to an additional $87.6 million over a 21-month period. The transaction was priced at-the-market under the Nasdaq rules. Each share of the Series B1 convertible preferred stock and the associated warrant had a combined purchase price on an as converted basis of $1.645 and the Purchasers paid the Company an additional $6.2 million (the “Option Fee”), representing $0.125 for each share of Common Stock underlying (i) the Series B2 Preferred Stock and accompanying Warrants, (ii) the Series B3 Preferred Stock and accompanying Warrants and (iii) Series B4 Preferred Stock and accompanying Warrants, issuable in the Transaction. In the event the Company does not receive the required shareholder approval on or prior to December 31, 2020, the Option Fee shall be returned to the Purchasers within five business days after such date.

The Warrants issuable pursuant to the Securities Purchase Agreement will be immediately exercisable upon issuance, provided that the holder will be prohibited, subject to certain exceptions, from exercising a Warrant for shares of Common Stock to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding (a “Beneficial Ownership Limitation”), which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 19.99% upon 61 days’ notice to the Company. The Warrants will expire seven years from the date of issuance. The holder may elect to exercise a Warrant for shares of Series B1 Preferred Stock in connection with a Beneficial Ownership Limitation.

Specifically, pursuant to the Securities Purchase Agreement, the Transaction consisted of four separate tranches. In the first tranche the Company issued and sold 23,684 shares of Series B1 Preferred Stock, at a purchase price of $152 per share and a conversion price of $1.52 per share, and related Warrants to purchase up to 2,368,400 shares of Common Stock (or, if the holder elects to exercise the Warrants for shares of Series B1 Preferred Stock, 23,684 shares of Series B1 Preferred Stock), at an exercise price of $1.52 per share (or, if the holder elects to exercise the Warrants for shares of Series B1 Preferred Stock (“Series B1 Preferred Warrant Shares”), $152 per Series B1 Preferred Warrant Share). In the subsequent three tranches the Company agreed to issue and sell the following securities: (a) tranche 2 consists of 98,685 shares of Series B2 Preferred Stock, at a purchase price of $152 per share and a conversion price of $1.52 per share, and related Warrants to purchase up to 9,868,500 shares of Common Stock (or, if the holder elects to exercise the Warrants for shares of Series B1 Preferred Stock, 98,685 shares of Series B1 Preferred Stock, at an exercise price of $1.52 per share (or, if the holder elects to exercise the Warrants for Series B1 Preferred Warrant Shares, $152 per Series B1 Preferred Warrant Share); (c) tranche 3 consists of 82,418 shares of Series B3 Preferred Stock, at a purchase price of $182 per share and a conversion price of $1.82 per share, and related Warrants to purchase up to 6,593,440 shares of Common Stock (or, if the holder elects to exercise the Warrants for shares of Series B1 Preferred Stock, 65,934 shares of Series B1 Preferred Stock), at an exercise price of $1.82 per share (or, if the holder elects to exercise the Warrants for Series B1 Preferred Warrant Shares, $182 per Series B1 Preferred Warrant Share); and (d) tranche 4 consists of 82,418 shares of Series B4 Preferred Stock, at a purchase price of $182 per share and a conversion price of $1.82 per share, and related Warrants to purchase up to 6,593,440 shares of Common Stock (or, if the holder elects to exercise the Warrants for shares of Series B1 Preferred Stock, 65,934 shares of Series B1 Preferred Stock), at an exercise price of $1.82 per share (or, if the holder elects to exercise the Warrants for Series B1 Preferred Warrant Shares, $182 per Series B1 Preferred Warrant Share).

The purchase and sale of the securities issuable under tranches 2, 3 and 4 may occur in two or more separate closings, each to be conducted at the Purchasers’ discretion within five days’ notice to the Company, and is subject to the shareholder approval requirement discussed above (the “Required Shareholder Approval”), and the right of the Purchasers to purchase such securities will expire (i) nine months after the Required Shareholder Approval, with respect to the Series B2 Preferred Stock, (ii) 15-months after the Required Shareholder Approval, with respect to the Series B3 Preferred Stock, and (iii) 21-months after the Required Shareholder Approval, with respect to the Series B4 Preferred Stock, if not exercised prior to that date. The Company has the right to decline the Series B4 Preferred Stock investment if its Common Stock trades at $7.60 for 20 days out of 30 days subsequent to the closing of the Series B3 Preferred Stock investment.

The securities issued and sold in connection with the Transaction are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. Each Purchaser is either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

Concurrently with the execution of the Securities Purchase Agreement, the Company entered into voting agreements (each, a “Voting Agreement”) with the Purchasers, pursuant to which each Purchaser agreed, in any annual, special or adjourned meeting of the shareholders of the Company at which the matter covered by the Required Shareholder Approval are presented to the Company’s shareholders for approval, that it will vote, by proxy or otherwise, all of its shares of voting capital stock of the Company (i) in favor of such matter and any matter that would reasonably be expected to facilitate such Required Shareholder Approval, and (ii) against approval of any proposal made in opposition to such matters. The Voting Agreements terminate upon the earliest to occur of (i) the date on which the Company receives the Required Shareholder Approval, (ii) the termination of the Securities Purchase Agreement in accordance with its terms and (iii) December 31, 2020.

In addition, concurrently with the execution of the Securities Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed, following demand by any Purchaser, to file with the Securities and Exchange Commission a Registration Statement on Form S-3 covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock or exercise of the Warrants (as applicable) by the Purchasers as promptly as reasonably practicable following such demand, and in any event within 60 days of such demand.

The foregoing descriptions of the Securities Purchase Agreement, Voting Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Securities Purchase Agreement and the forms of Registration Rights Agreement and Voting Agreement attached thereto as Exhibit C and Exhibit D, respectively, which is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Warrant, which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 23, 2019, the Company filed a Certificate of Designations, Preferences and Rights of Series B1 Convertible Preferred Stock, Series B2 Convertible Preferred Stock, Series B3 Convertible Preferred Stock and Series B4 Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware with respect to the Series B Preferred Stock.

The rights, preferences and privileges of the Series B Preferred Stock are set forth in the Certificate of Designations. Each share of Series B Preferred Stock is initially convertible into 100 shares of Common Stock (subject to adjustment as provided in the Certificate of Designations) at any time at the option of the holder, provided that the holder will be prohibited from converting the Series B Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 19.99% upon 61 days’ notice to us.

In the event of a liquidation, dissolution, winding up or Deemed Liquidation (as defined in the Certificate of Designations), holders of the Series B Preferred Stock will receive a payment equal to the applicable per share purchase price of their Series B Preferred Stock before any proceeds are distributed to the holders of Common Stock. Shares of Series B Preferred Stock will be entitled to receive dividends equal to (on an as-if-converted-to-Common Stock basis), and in the same form and manner as, dividends actually paid on shares of Common Stock. Shares of Series B Preferred Stock will generally have no voting rights, except to the extent expressly provided in the Company’s certificate of incorporation, the Certificate of Designations or as otherwise required by law, and except that the consent of the holders of a majority of the outstanding Series B Preferred Stock will be required to amend the terms of the Series B Preferred Stock and to approve certain corporate actions. Following the date that is five years after issuance, the Series B Preferred Stock is redeemable at the option of the holder at a redemption price that is equal to the original issue price. The liquidation preferences, protective voting provisions and redemption rights of the Series B Preferred Stock will terminate upon the occurrence of certain events described in the Certificate of Designations.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is filed herewith as Exhibit 3.1 and is incorporated herein by reference

Item 8.01.	Other Events.

On December 23, 2019, the Company issued a press release announcing its entry into the Securities Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Designations, Preferences and Rights of Series B1 Convertible Preferred Stock, Series B2 Convertible Preferred Stock, Series B3 Convertible Preferred Stock and Series B4 Convertible Preferred Stock of the Company.

4.1	Form of Warrant.

10.1	Securities Purchase Agreement, dated December 23, 2019, by and among the institutional investors named therein.

99.1	Press Release of the Company, dated December 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.

Dated: December 23, 2019	By:	/s/ Bryant D. Lim
Bryant D. Lim Senior V.P., General Counsel